EXHIBIT 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Tidewater at Al Petrie Investor and Media Relations Louisiana Energy Conference

Event Date/Time: May 14, 2009 / 06:50PM GMT

C O R P O R A T E  P A R T I C I P A N T S

Al Petrie

Al Petrie Investor & Media Relations - Owner, President

Joe Bennett

Tidewater, Inc. - EVP, IR Officer

Quinn Fanning

Tidewater, Inc. - EVP, CFO

Dean Taylor

Tidewater, Inc. - Chairman, President, CEO

P R E S E N T A T I O N

Al Petrie - Al Petrie Investor & Media Relations - Owner, President

Okay, if everyone would take their seats, we’ll get started with our afternoon presentation from Tidewater. We’re very pleased to have Dean Taylor, who is Chairman, President and CEO; Quinn Fanning, who is EVP and CFO; as well as Joe Bennett, who is EVP and IR Officer. They are fresh off their conference call this morning, so we’re very pleased to have them here. And for people listening on the web, if you do have any questions, you can email them to us at Info@LouisianaEnergyConference.com and we’ll be happy to take those questions along with the others that we’ll get from inside the room here after the presentation. So Joe?

Joe Bennett - Tidewater, Inc. - EVP, IR Officer

Thank you, Al. It is, I think after the last year or two, Al, where because of scheduling conflicts we weren’t able to make this conference. It is a real pleasure to be back and have a New Orleans based company presenting again at your Louisiana Energy Conference.

As Al mentioned, we’ve had a little bit of a whirlwind of a day or two, but this morning presented our earnings, had our earnings conference call for our fiscal year-end that ended in March and put up some pretty nice earnings, which you will see some numbers as Quinn goes through this. You’re actually going to hear from all three of us during our time allotted, so we’ll move through it pretty quickly with each one of us.

First thing is, as is always the case, is our forward-looking disclaimer and you’ve seen enough of those, so I’ll bypass that. We begin all of our conferences, as anybody that has seen us over the last probably 10 years, with a safety presentation. It is that important to us. It is the number one priority for our company internally, in keeping our employees safe and providing good safe operations to our customers, which has become more and more important.

This is done on a calendar year basis and what it does is present our TRIR total recordable incident rate, which is an incident rate per 200,000 man hours and I apologize for this information being a little stale. The other companies that are listed here on a calendar year basis, we don’t have their 2008 information yet. But I will tell you for Tidewater in having just finished our fiscal year 2009 on March 31st; we had what we would consider a very successful safety year. We went through the entire fiscal year with 1 lost time accident, having worked 40 million man hours, in the environment that you’re familiar with, bouncing around on a boat and moving cargo around, etc. which we think is a pretty phenomenal performance, and actually second best in our company’s history. So we’re very proud of that and we certainly stack up very, very well with some of the companies listed here and certainly any other boat company in the business.

I’m going to cover and really just kind of set the stage and let Quinn and Dean do all the good stuff, but talk about Tidewater today, Tidewater tomorrow, what our strategy has been and continues to be. We’ve discussed the safety record already. Again, right at the top of the list. Our unmatched global footprint, again, in today’s market especially, being more global, outside of the Gulf of Mexico, is where we need to be and we are up to about 93% to 95% international now. Our U.S. operations have been skinnied down that much and it is kind of appropriate for what is called for with the rig count in the Gulf of Mexico these days.

We have had and continue to have a very strong balance sheet that hopefully we will be able to take advantage of as we proceed through this year. The entire fleet has earned great returns. We mentioned this morning and at a conference yesterday, a return on average invested capital this past fiscal year of 18.3% and that’s a couple of year’s worth at that general range. We are continuing to invest in new vessels. I’ll let Quinn cover that. He’ll cover exactly what’s in the yard today under construction. And again, we are an EVA company, which is means a strong concentration on return on capital and have a very disciplined investment and capital management program.

Tidewater tomorrow, actually not a whole lot different and you’ll see it again on our strategy in the next slide, but one thing that should be different as we move forward; we have been in the process since 2000 of replacing our old boats with new equipment. So we’re 8 to 9 years into that program and we’re not finished yet. At year-end we actually had 46 boats under construction, are certainly in the market to acquire more. So we do see ourselves kind of right on the cusp, as old boats are now starting to go away at a pretty good pace and new, younger, more modern, more sophisticated equipment enters our fleet and we go from what we believe now is an average age of 19 to 20 years old as a total fleet, that if you fast forward under normal disposition assumptions and acquisition assumptions, that we could see ourselves 5 years from now being in the 12 to 13 year average age of our fleet, which is kind of where we’d like it to be.

We’re very well positioned today to generate solid returns through all cycles and anyone that has followed us or this industry over the last at least 10 years and certainly longer than that, it is very volatile and we think that we are well positioned for whatever comes our way. And again, I’ve already mentioned the EVA-based investment criteria that we stick to.

Our strategy, and you see in the title, it really hasn’t changed much. These are pretty simple concepts; to maintain the maximum, especially these days, financial flexibility to deal with uncertainties. We all see a lot of uncertainties. We covered this morning our exposure to Venezuela and those are things that come up when you’re as international as we are, and we’re dealing with that challenge. We will selectively deploy cash to renew our fleet. Again, Quinn will cover the details of that.

We’re going to react to current and future business environments, whatever they may be, to provide solid profits and cash flows, the right acquisition, right price, right time. We have not done a tremendous amount of acquisitions. We have grown since 2000 primarily organically, building boats at shipyards around the world and it has always been our preference, frankly, to acquire existing equipment, existing new equipment, but frankly the premiums that we were to have to pay for it were not to our liking. That’s coming more into play and we think that we will and we do have opportunities to invest in some other new equipment. We use our balance sheet and again, overall the consistent focus on creating shareholder value.

There are so many unanswered questions now. We put this together probably six months ago and ran out of space on the page, but you know, there are so many unanswered questions at these times, predicting, the crystal ball is awful foggy. But again, where we stand in this market is kind of where we wanted to be, going into a more challenging market.

One of the items that I will note and we chatted briefly about it this morning on our earnings call and you see it there, the new Administration’s philosophy regarding hydrocarbons and also their philosophies regarding taxation of companies like ourselves, is very important to us. And from 2004 to now, the American Jobs Creation Act really allowed our earnings that we earned abroad to in effect stay abroad and be taxed at the foreign jurisdictions and not at the 35% U.S. rate. And that’s a little under question right now. We’ll have to see where that takes us.

Our financial stability during trying times; you go back nine months ago when we were presenting at conferences and Dean and I and Quinn would get pointed at quite a bit and you’re under-leveraged, you have a lazy balance sheet and so forth and we’d say guys, we’ve been around for 55 years and we think we know what we’re doing here. We never saw this coming at us. We didn’t see the financial crisis coming, but there’s always a left hook there and here we are.

So, as you look at Tidewater, all of the sudden we became kind of favorites on Wall Street and in our sector, because of the cash on our balance sheet, because of or liquidity, our low debt. We only have $300 million of debt that still has several years to run on it. We have a totally undrawn $300 million undrawn revolving credit facility. We have a very manageable construction backlog, where several of our competitors you could look at and say well, they’re already highly leveraged and they have a big backlog of construction. We have, especially at these times, a very solid customer base. Quinn will cover with you or Dean will, our major customer base, and it’s large NOCs and IOCs which is again where I’d think you’d want to be during this cycle and very good contract coverage that helps protect us at least for a period of time as we go through these choppy waters.

With that, I’m going to turn it over to Quinn, our CFO, and let him cover some numbers and take it from here.

Quinn Fanning - Tidewater, Inc. - EVP, CFO

Thank you, Joe. Al and team, also thank you for having us. We’ll go through the financial slides real quick, since we did just have our earnings call this morning. A couple of things I would highlight though for you. Joe mentioned rather conservative financial posture that Tidewater has maintained for many, many years and what we believe provides us with a significant competitive advantage today.

I have the luxury of following a smart Louisiana boy who essentially assembled this balance sheet, but where we sit today, as Joe mentioned, is about $550 million in total liquidity, including about $250 million of cash on the balance sheet and undrawn revolver capacity of about $300 million. As you see up here, that implies very, very low leverage ratios and our financial policy on a go-forward basis will continue to be focused on low leverage and ample liquidity, not just as a rainy day fund or to provide insulation for a downturn, but also to be opportunistic.

I think it’s probably a little bit of an overstatement to say that we’re the only buyer in town, in a market that may have significant opportunities, but we’re probably one of a handful of companies that could take advantage of either distress created by others having not fully financed a business plan or wearing uncomfortable levels of leverage in a more uncertain environment. But in any event, we do like our financial profile and this is a profile that we’d like to generally maintain on a go-forward basis, not withstanding the fact that we do think we have sufficient financial capacity to be opportunistic in this market.

Again, I won’t spend too much time on this since we did have the call this morning, but we did, I think, post a pretty good set of numbers this morning. As you see, year-over-year revenue growth in the 12% range. Certainly very strong earnings progression on a quarter-over-quarter and year-over-year basis. Directionally, 23% year-over-year earnings per share growth. We were off a bit on a quarter-over-quarter basis, 7% and that’s relative to $2.28 per share that we posted in the December quarter, which was an all time company record. So the most recent quarter was I guess number two in the history of the company.

The key things that I would like you to take away from this, particularly in an uncertain environment is that we believe that given the existing liquidity in really any scenario that we can see in terms of near to intermediate term operating cash flow the business plan is self-financing, including recently significant capital commitments.

To recap some of the comments from this morning, we have at present 50 vessels under construction; 46 as of the quarter’s close; 4 additional vessels which we committed to subsequent to the quarter close. That’s got a total capital cost of about $1,050,000,000; $400 or so million of which has already been spent, leaving us with about $650 million to complete the construction in progress over a couple of year period. In the coming year we expect to take delivery of 26 of the 50 vessels. In the most recent couple of months or following the close of the December quarter, we’ve taken delivery of 12 vessels; 9 of which I guess have been against multiyear international contracts. So there’s certainly challenges in the market, but we still believe that the equipment that the company is building is the equipment that the customers want and to date at least, we’ve had recently good success in putting those to work at recently attractive longer term contracts.

I’ll spend a moment on the financial policy. We carry ratings on private placement we have, though we don’t have S&P and Moody’s ratings. None the less, the company does and intends to continue to maintain investment grade credit profile. We have for the last couple of years bought significant amounts of stock back. Just to give a little bit of context, once we began the fleet renewal program in the beginning of 2000, we’ve expended about $2.3 or $2.4 billion of a $3 billion overall capital commitment. We’ve bought back about $500 million of stock, returned another $100 million of cash to shareholders over that same period of time, all of which left us with the very strong balance sheet that we have today.

On a prospective basis, we continue to evaluate newbuild construction opportunities, acquisitions, but we also always evaluate that against the notion of buying back our own stock, which we, as you probably expect, continue to believe is a very attractive investment. I would say that the buyback program has been somewhat deemphasized in this more uncertain environment, particularly in the context of unclear capital markets access. But none the less, this is something we have in our back pocket and will ultimately evaluate new construction acquisitions against all of our opportunities, that including buying back our own stock.

The dividend was increased substantially over the course of the last year or so. At present it’s $1.00 on an annualized basis. We declared a dividend just following our last round of Board meetings that’s payable in mid June to holders of record the first week of June. We are one of only 8 oilfield services companies that do pay a dividend. I guess the final bullet point here is a bit of a two-edged sword, that is the highest yield among oil fiend services companies. We think our financial position allows us to have a reasonable amount of confidence that the dividend will be sustained, but we hope following this meeting you’ll help us reduce that dividend yield a bit. So obviously the best way to do that would be to push the stock price up.

I’ll give you a little context in terms of Tidewater’s position in the global OSV business. That very large orange bar at the far left-hand side of screen is obviously Tidewater, with 290 anchor handling tug supply vessels and PSVs. Certainly this graph would make it look like we’re the giant in an industry. We certainly have very strong competitors which we don’t take lightly, but none the less, I think this demonstrates two things. Number one, Tidewater is the market leader. And number two, it remains a reasonably fragmented industry and ultimately market leadership we believe is something that delivers a unique value proposition to our client base and ultimately employees.

Give you a little sense of kind of how we see the supply picture playing out over the next couple of years. To those of you that follow ODS, which is probably the only reasonable data source in terms of new construction in the industry, official statistics would suggest a little less than 690 anchor handling towing supply and PSVs under construction. Dean, on a number of occasions has expressed a significant amount of skepticism that that 690 number is ultimately something that will translate into real vessels delivered, whether it’s 100 or 150 less, [the God honest truth is] we really don’t know. But we do know that there’s very few new construction commitments being made away from Tidewater and we also know that historically ODS — and not meant as a criticism, but the reality is the data is not particularly transparent. But it’s not been uncommon that their delivery schedule at least has been off by a factor of 30%.

I think their numbers call for 300-some vessels to be delivered in the coming year. I’ve heard a number of industry participants suggest that anything over 220 or 225 is probably out of the question. But in any event, that’s the new construction picture. Whatever vessels do come in the market and however the demand picture plays out, we think one of the rebalancing mechanisms that are embedded in the industry is what’s laid out here, which is the fact that in excess of 800 of the 2,100 or 2,200 vessels in the global fleet are 25 years or more.

No question Tidewater has its share of those older vessels and to the extent demand is not there or economics don’t support continued drydocking, we would expect that a significant number of those older vessels will be pushed out of the global fleet and to the extent we have rough sailing over the next 12 to 24 months, we think that as we come out on the other side, a lot of these vessels will be pushed out of the market and it will reach some supply/demand equilibrium and ultimately good price tension.

This is something we track in part because transparency on working rigs is probably a little bit better than the working vessels. The other element to it is obviously while some of our equipment supports FPSOs, construction activity, production platforms, so on and so forth, the closest correlation that we can find over an extended period of time is vessel to rig ratio, as we mentioned. Roughly 2,200 vessels including the AHTSes and PSVs against roughly 580 global working rigs today for a vessel to rig ratio in the high 3s.

This is really something that’s sustained over an extended period of time and I guess the $64 question if you’re trying to figure out how many vessels we’ll have work, is how many rigs are going to be working. There are certainly a number of rigs under construction that some portion of which will be delivered against contracts, whether or not other rigs are pushed out or not I guess is an open question as well. But the point here is that if you have a point of view in terms of the number of rigs that will work, either next week or next year, we think it’s as reasonable basis in order to determine the ultimate demand for the vessel business.

I guess to bring this home a little bit, at least as relates to Tidewater, I’ll throw out a number if you’d like is there are 100 rigs that aren’t going to have work or whatever that number is and at least based on this analysis, you would suggest that 3.8 times that number is going to be the number of vessels that will not find work, ignoring market position, operating footprint, etc.

Tidewater has 20-some percent of those older vessels and so if you’ve got 100 — keep the math simple. If you’ve got 100 rigs that don’t have work and you use the 4 times ratio instead of 3.8 you’ve got 400 vessels that don’t have work. Tidewater may have 20% of that number or however the math plays out, but I guess we get some comfort from the fact that that number that is implied, whether it’s 50, 60, or 70 vessels that may not have work, we’re disposing of 47 vessels on an annualized basis in any event. So again, this kind of brings home for us the rebalancing mechanisms of the older vessel population.

This is something that picks up on Joe’s comments regarding the international footprint of Tidewater. Everybody talks about the number of rigs that have been laid down. Joe put this analysis together some time ago, which was really a basis to look at the number of rigs that are down or that don’t have work relative to what we’re using as a proxy for the cyclical peak, which is June of 2008. And I think what this really brings home is that there have been semis and drillships that have been delivered against work and certainly there’s examples where you can have a Diamond stacking a floater, but by and large, the global floater population is moving up, at least in the recent months, though the overall rig count is coming down.

And really the story here is that the jackup rigs are down 41 rigs over that nine month period, but I think the real important point here is at the bottom of the slide, which is 32 of the 41 working jackup count variants is in the United States Gulf of Mexico, where as Joe highlight, Tidewater has a reasonably small operating footprint, at least relative to the rest of our business. So again, the weakest markets, as far as we can tell, are certainly the U.S. Gulf of Mexico, potentially the North Sea, where we don’t even operate. So the point here is we think that to the extent there’s a decent market out there, it’s probably more likely to be in the places that we work, rather than the ones that we don’t.

And with that, I’ll turn it over to Mr. Taylor.

Dean Taylor - Tidewater, Inc. - Chairman, President, CEO

Well “Mr. Taylor” is alive and well; he’s 88 and his girlfriend is doing fine and they’re having a fine time traveling around the world together. My name is Dean. And I’m going to go off script on two more items. One, you know, we are in Louisiana and it’s pretty much a Catholic state, but it’s also a Christian state. Quinn went to Notre Dame; Joe went to Brother Martin; I went to St. Stanislaus and St. Agnes School in Baton Rouge, so we have sort of a Christian background among us. Not that it helps us in business or anything and it certainly doesn’t help us in the way we put our presentations together. Because if you remember the Marriage Feast of Cana, you know the usher comes in and says well you’ve saved the best wine for last. On our presentations you get the worst wine last and that’s me, but you’re just going to have to put up with it.

The other thing I’m going to go off script is you saw our safety record earlier on and it’s a tremendous testament to a couple of people, certainly my predecessor, Bill O’Malley gets the better part of the credit. But we also have here in our audience today someone who gets a great deal of credit, and that’s Mr. Boysie Bollinger. Boysie was one of our Directors at the time Bill came aboard and decided he was going to get our safety culture straight. And with Boysie’s support and Bill’s efforts, we did change the culture of Tidewater. And it’s not easy to change culture, particularly in relation to something as tough to move as safety standards. And between them, those two gentlemen and the work of our 8,500 employees, we have 8,500 families that are better off these days. And so Boysie I’d like to thank you for all you did to make that happen.

In terms of the slide, I’ll get back on script and the next slide talks about our unique global footprint. We have 50 years of international experience and believe it or not, our international experience started in Venezuela. And we thought we knew something about Venezuela and we were relatively comfortable operating there until last week. And we’ve got some challenges before us there, but we think that our international footprint is frequently not that well known. As a matter of fact, we’ve been in Mexico since 1962; we’ve been in Nigeria since 1966; we’ve been in Indonesia since 1974; we’ve been in Brazil since 1974; we’ve got a lot of time outside of the United States.

And what does that mean for our company? Well it means that when you have challenges as we presently have in Venezuela, we’re probably better positioned to deal with them than much of our competition. It doesn’t necessarily mean that we’re going to do better or worse than the competition, but certainly we have the ability to do better. And whether we do better or not is actually up to us, those of us who are in charge with the management of the company these days. But we’ve been outside of the United States for a long time. We consider our company a true international company.

Last year we’re not quite sure in how many countries we were, but it was in excess of 30. Sometimes some numbers go up to as high as 60. We’ve been outside of the United States for a long time and there are countries around the world where we feel very comfortable doing business. Our revenues in fiscal 2009, which ended March 31st, where 89.2% of our revenues came from our international operations and almost 93% of our profits.

This slide is just a little bit dated, because this morning we announced that we had signed up 4 additional newbuild contracts outside of the United States, so it’s actually 48 of our current 50 newbuild commitment are in international yards. And generally speaking, in the international business there is a phenomena that occurs that sometimes is also not recognized. And that’s in a booming market and an up-market, since the contracts are longer in the international arena. It takes longer for our dayrates to react to a better market. And in a falling market, as we’re starting to see now, the same phenomenon will occur, that is, our dayrates will decrease on a slower basis than in other markets that are more typically spot markets, such as the North Sea or the Gulf of Mexico. So we actually think our dayrates are going to hold up better than many other companies, simply because of the length of the terms of the contracts that we have.

And we do have a solid customer base of NOCs, national oil companies and IOCs. This slide depicts sort of what that customer base looks like. Of last fiscal year’s revenue; 23% were national oil companies; super majors were 40%; and 37% were others. So we feel relatively comfortable that our revenue base is relatively secure. Our top-10 customers comprise about 60% of our revenue.

This is where we are around the world. We have about 25 units in North America; only about 7 % of our fleet. This slide also is a little bit dated, because I don’t think we’ve subtracted the vessels that we just lost to the Venezuelan government, from the 98 in South America, so that number is about 10 less, as we speak; 137 vessels in West Africa; about 37 in Middle East, and between the Middle East and Europe. And when we say Europe, that’s mostly North Africa, because we’re not in the North Sea, really we’re not in Italy, we’re not in Spain, so it’s mainly the Mediterranean and the Middle East and the Arabian Gulf; then about 51 units in between Australia and the Far East.

This gives you an idea of the rigs that are contracted by our top-10 customers. You can see that our top-10 customers are contracting right now about 30% of the jackups; about 50% of the semis; and about 56% of the drillships. So again, if you relate back to the slide that Quinn showed, that showed that there’s actually been an increase in drilling rigs on the semi side and on the drillship side with a decrease in active rig count really related to jackups, that our top-10 customers have a strong portfolio mix of semis and drillships and that’s where most of our new construction is dedicated.

We have been, since the time that I became Chairman and actually before I became Chairman, when Bill O’Malley was Chairman, when Boysie was on our Board, we started to renew our fleet and it was not a small endeavor. We had at the time in 2001, when I became our President, we had 509 ships with an average age of 19 years old. Since that time we’ve dedicated about, as Quinn said, almost $3 billion to new equipment and we have right now what is the world’s largest new fleet of OSV equipment. There have been commitments made for 207 new vessels. Now, 50 are on order, so that means about 157 are in the active fleet as we speak. The average age of those 157 is about 5.2 years.

It gives a breakdown. You can see pretty equal distribution between anchor handling towing supply vessels and platform supply vessels; a smaller number or crew boats and tugs commitments, but pretty evenly spaced. And you can see in terms of the estimated cost, again, pretty even distribution between anchor handling towing supply vessels and platform supply vessels.

Of the 50 vessels that we currently have under construction, I think they’re at about 13 different yards and we have a supervisor on site at every yard. So there is some concern in the financial community of the financial strength of some of the yards around the world. We use our onsite supervisors as telltales, so to speak, of any potential problems in any of those yards. We feel very comfortable with the yards with which we’re presently working to construct our 50 vessels that are presently under construction.

Our estimated delivery schedule; this fiscal year we should take delivery of about 26 vessels; next year we should take delivery of about 7; and in fiscal year 2012 we should take delivery of about 11 and 2 thereafter. That’s not a static number. That number will change. We think that they’re going to be some outstanding opportunities to pick up equipment from speculators or people who have overextended themselves, so we don’t expect the number of 50 to remain at 50; we think that number is going to change and we think we are going to be able to change that number in very economic terms.

Presuming that we dispose of about 50 vessels a year and that we spend about $500 million a year in new commitments for new equipment, this is what we think is going to happen to our average fleet age. We talked about starting in 2001 with an average fleet age of 19. You can see just because we had 509 old ones it was very difficult to move the needle, even though we were investing great sums of money through time. We’re finally starting to see the needle move. We think that by the end of 2012, our average fleet age will be about 12 years old, again presuming that we dispose of 50 vessels per year and that we expend about $500 million in new commitments every year.

Now, there are some people that pride themselves on having a brand new fleet. We’re not one of those companies. And I think in a capital intensive business you don’t need a brand new fleet. What you do need is a fleet that will sustain itself through time, so that you have some comfort of the earnings generating capability of that fleet. We think that in an industry where the average life of the average capital piece of equipment is about 30 years, you want your average fleet age to be somewhere between 12 and 15 years or about half of the average life of the equipment itself. So you’re not going to see us try to get a much newer fleet than about a 12 year old fleet, because we think that’s really pursuing an objective that’s not really beneficial to shareholders. We think that what’s beneficial to shareholders are profits, not necessarily new boats or old boats; they’re just a means to an end. And we think we’ll maximize our profits with a fleet profile of an average age of about 12 years old.

This slide just gives you an idea of what or cash operating margins have been through time, as they are divided between traditional vessels and our newer vessels. You can see as Joe said earlier, that our newer vessels are now producing over 60% of our cash operating margins.

So at Tidewater we try to balance three competing objectives; one, we have an objective to renew our fleet and get our capital asset base to a level where we don’t have to make these tremendous investments every year after year on new equipment. We want to maintain our financial strength while we do that and of course finally, we need to deliver results to our shareholders.

So with that, we’re ready for any questions.

Q U E S T I O N  A N D  A N S W E R

Unidentified Audience Member

Have any predictions on Venezuela?

Dean Taylor - Tidewater, Inc. - Chairman, President, CEO

When?

Unidentified Audience Member

That was the question.

Dean Taylor - Tidewater, Inc. - Chairman, President, CEO

Ultimately, sanity will prevail, but it took 80 years for the Bolsheviks to get thrown out of Russia and then the [Oligogs] came back and backfilled them pretty quickly. There is a wave of nationalism that’s sweeping a good part of South America and some might even say North America right now. You know, we used to be able to stand on our high horses and talk about you know, well we’re not like that. Well, I’m not sure we can stand so tall anymore in that fashion.

By the same token, investors require some return in order to make investments. And I think that although the vision of many has been obfuscated by some of the rhetoric of Chavez and some others, I think eventually some measure of sanity will prevail. How long that will take is anybody’s guess, but when it happens, Boysie, we want to be there. Before which, we don’t want to abandon the market unless we absolutely have to, unless we feel like we can’t work there in a safe fashion for our employees. The assets, yes, they’re all important and yes it’s our job to be stewards of the equipment as well as the company’s assets, but the most important thing are our people and if we can work there safely and we feel that we have some reasonable protection against further confiscation of our assets, then we’ll stay; and if we can’t, we won’t.

So prediction in terms of what happens with Chavez, I mean, one thing that I frequently used to say is that when you cross the Rio Grande, you move into a world where there’s a rule of one man, not necessarily the rule of law. There are really no institutions other than the institution of the presidency, so whoever happens to be in power can overnight change what was theretofore. Certainly that’s been true in Venezuela. Hugo Chavez single-handedly dismantled the functioning democracy. He single-handedly did so.

The same can actually happen in Brazil. There will be an election in two years. Lula will be replaced by someone. If he is replaced by a leftist and they start to again disregard capitalistic principles, then Brazil can slide into the same mess in which Venezuela presently finds itself. That’s true all through Latin America, and again, some would say even maybe coming north of the Rio Grande. But that’s the world we live in.

But you know, we’ve managed to prosper pretty well in South America, all through various times. In the ‘80s I was in Brazil and inflation was running at about 1000%. We managed to stay there and prosper. We’re damned glad that we didn’t leave that marketplace, because we could have left Brazil back in the ‘80s. We did not. We’re going to try not to leave Venezuela and we’re going to hunker down and hope for the best.

Unidentified Audience Member

Dean, Hornbeck’s already left, so relative to the competitive situation, just share with us what you think the opportunities are in Brazil offshore, when does Petrobras come to market for additional equipment, maybe your perception of how much that might be? And then it’s interesting that we have Mr. Bollinger here, but I’d be curious of your perception of their desire to build there and your desire to build there?

Dean Taylor - Tidewater, Inc. - Chairman, President, CEO

Well, we’re going to do what we need to do to. You know, we’re the largest provider of services in Brazil by a factor of 2. We’ve been down there, as I said, since 1974. And I said earlier on our conference call today, we’re going to maintain market share throughout the world. That’s going to be our basic goal. So if to maintain market share means we have to build equipment in Brazil, we will do so.

But one should recall that within Brazil there are really two governments. There is the nominal government and then there is Petrobras. And Petrobras, if you speak frankly with any of the managers of Petrobras, and many of them I know from my days back in Brazil, they consider themselves the real government of Brazil and they put up with this other government that happens to overhang them; and that changes every four to eight years. They consider themselves a part of the government that’s most trustworthy and most efficient. So never the less, they are part of the big government.

And so frequently Petrobras will say things to placate the big government, that they don’t really mean. They’ll say we’re going to build 50 drillships in Brazil and they know there’s no way in heck that they can do so. They know that shipyards are not capable of it and the other thing, they don’t necessarily like all their eggs being in one basket. They don’t like being beholden to only local contractors, because they know that the international contractors bring a few things that the locals don’t. They bring safety, they bring efficiency, and they don’t bring any corruption.

There have been lots of instances within Brazil where local operators get together and collude on pricing and Petrobras doesn’t want to put up with that. So Petrobras will frequently say things that they don’t necessarily mean, in order to placate the government. So you always have to take what they say with a grain of salt and then try to use some windage and see what they really mean and what they’re saying, to sort of make sure that the government leaves them alone, so to speak.

So what do I think? I think there will be rigs and boats built in Brazil. How many is hard to say. It will not be nearly as many, in my opinion, as Petrobras has advertised will be built in Brazil. For a couple of reasons, one, they don’t have the shipyard capability or number of yards. Second, I don’t think they want all of their eggs in that basket. Again, I think they want international competition. So my guess is there will be some built. We will build some of them. But what happens is the Brazilian shipyards, the minute they hear Petrobras say we’re going to build all these rigs and boats in Brazil, guess what happens to prices? Whoop, up through the roof. And because they say well, you’ve got to deal with me now.

And Petrobras wants to be a world class oil company. To do that, they can’t do so if they’re paying exorbitant rates for their equipment and they would have to pay high rates to justify the high cost of construction within Brazil. So that’s what I think. I don’t know if I’ve answered your question, but I’ve done the best I could.

Unidentified Audience Member

(Inaudible - off mic)

Dean Taylor - Tidewater, Inc. - Chairman, President, CEO

Well, Petrobras is great at timing the market. They have always done a really good job of waiting for market bottoms to contract as much equipment as they can. So my guess is that they’re biding their time a little bit and again, trying to use some windage in determining when they think they’re close to a market bottom and then I think you’ll see a fair amount of contracting activity. When you see them get busy contracting equipment, you can be pretty sure they think they’re close to a bottom.

Unidentified Speaker

I’ve got a few that came in over the internet. The first is, as long as you’re in Latin America, some of the offshore rig companies have talked about Mexico being one of the few bright spots in the entire jackup market. Could you comment on the Mexican market from your perspective?

Dean Taylor -Tidewater, Inc. - Chairman, President, CEO

I agree with the rig companies. I think it’s not only going to be a bright spot for jackups, but also for deepwater activity. And the reason why is PEMEX accounts for about a third of the gross national product of Mexico. I think that Rick Bachman who’s here in the audience, would tell you that the deepwater frontier or their deepwater assets don’t just stop at the 200 mile line between the United States and Mexico, that there are deepwater reserves within Mexican waters. They haven’t gotten to them yet, but I expect that they’re going to have to, because their production from Cantarell is falling precipitously and they’re going to need to make some additional investments in order to keep their production up, because their production is what of course fuels the economy of Mexico.

So I think the government cleverly let production fall a little bit to get some changes made to petroleum, the hydrocarbons law, to permit foreign participation in the hydrocarbon law. But they’ve done that now and I expect that they’ll be relatively busy on a go-forward basis. So I agree with the comments of the drilling contractors.

Unidentified Speaker

And the second question also has to do with one of your international markets, that in prior down-cycles in the North Sea there’s been leakage of North Sea vessels into the West African market. Have you seen any of that happen yet or do you anticipate any?

Dean Taylor - Tidewater, Inc. - Chairman, President, CEO

Well, we anticipate some. There will be some, depending upon how bad the North Sea market gets. But you know, there’s never been much. There’s some, but there’s not really much and there’s lots of reasons why. But basically, you just don’t pick up, I mean anybody in this audience I would imagine would have some difficulty picking up and going to establish a company or a business in Nigeria. It’s not something you do overnight and say okay, well I’m going to go expand into Nigeria and I’m going to move my business model from Aberdeen to Lagos and everything is going to work just swell. Things don’t happen that way. And you make a lot of mistakes along the way. It costs a lot of money to make those mistakes. So most people tend to stay where they know how to do business and only venture when forced to do so, elsewhere.

And many of the times that many of those North Sea operators have ventured to West Africa or even South America, they’ve gotten a bloody nose. So some that have some history in their portfolio will say yes, well we tried that once and we didn’t really like the results, so we’re going to stick around; we’ll take our lumps here where we know how to do business and just hope that the market turns. So there’ll be some leakage, but I don’t think it’s going to be precipitous and I don’t think it’s going to be overwhelming.

Unidentified Speaker

Thanks. And the last question that came in with apologies for it being a simple question, but could you walk through the steps a little bit of how long it takes to stack a vessel, what you do with the crews when you do stack a vessel and how quickly you can unstack a vessel?

Dean Taylor - Tidewater, Inc. - Chairman, President, CEO

It’s easier to stack them than unstack them, I can tell you that. But you can stack them relatively quickly, depending upon whether you have union agreements that you have to work through or not. In areas where they’re not unionized crews, you can do so almost overnight.

Typically what happens is when you stack a vessel, even though you do your best to maintain it, the housekeeping tends to move into a state of disarray through time. The longer a vessel is stacked, the longer it takes to bring it out of stack, simply because you’re not really making the normal day to day investments in routine maintenance that you otherwise would if you were operating. So if a vessel has been stacked for four years, you can pretty well count on it costing about four times as much as a vessel that’s been stacked one year and will probably take twice as long to prepare it to come back to work as a vessel that’s been stacked one year. So to bring one out of stack, it really depends on how long it’s been in stack. But those are some of the variables that we work with.

Unidentified Speaker

And the other question I guess regarding that was, what about the crews, do you generally let the crews go or do you try to put them onto other vessels or how do you deal with the crews?

Dean Taylor - Tidewater, Inc. - Chairman, President, CEO

Well, since we’re building 50 vessels, we have opportunities to put a lot of these people to work when these new vessels are delivered. Our feeling is that all the new vessels are going to work. So as best we can, we’re going to pick and choose, take our best people and make sure that we’ve got a home for them. And in the cases where we’ve got really good people and we don’t have a home for them, we’ll probably keep them anyway, because we know how cyclical this business is and how quickly things can turn. No one expected a year ago at this time, no one expected September to occur. It occurred just three months later.

Anything can happen. The Israelis can bomb Iran. Petroleum prices can go up to $200 a barrel overnight if that would happen. There would be all sorts of repercussions if that would happen. So activity levels could jump right back up to previous levels almost overnight again. So you don’t want to swing too far in either direction, I don’t think. You don’t want to get too euphoric when times are great and you don’t want to get too depressed when times are not so great, because the worm can turn pretty quickly. We’re going to try our best to protect the jobs of our good people.

Al Petrie - Al Petrie Investor & Media Relations - Owner, President

Any other questions here in the room? Okay, thank you Dean, Quinn and Joe. Appreciate having you all back this year. We know it was a challenge this week with everything going on. We’re going to go directly into our next presentation.

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